Exhibit 10.1

Fiscal Year 2008 Bonus Plan

INTRODUCTION

This Fiscal Year 2008 Bonus Plan (the “Plan”) is intended to provide executives and other eligible participants with financial incentives for their important contributions to our success.  Executives in the Plan have the potential to earn a bonus payout equal to a maximum percentage of bonus eligible base salary as specified for each participant by the Compensation Committee.  Michaels Stores Inc.’s top priority is to achieve its sales and earnings goals, and maximize company profitability.

BONUS MEASURES

To further the Company’s strategy of paying for performance, participant bonuses are generally based on the overall company performance, business unit metrics and individual performance as measured against established objectives.  For Fiscal Year 2008, the Plan measures for each participant shall consist of: (a) a Corporate Financial Performance measure of EBITDA minus Inventory Charge (1), (b) a Business Unit performance measure, if applicable, and (c) an individual performance measure as established by the Compensation Committee.  The Compensation Committee will establish the weight of each measure, and the threshold, target and maximum performance metrics.

(1)May exclude additional charges as approved by the Compensation Committee of the Board of Directors.

EBITDA

EBITDA is short for “Earnings Before Interest, Taxes, Depreciation and Amortization”.  It is a measure that indicates the Company’s operating profitability before non-operating expenses and non-cash charges, calculated by taking operating income and adding back depreciation and amortization expenses.  Amortization refers to spreading an intangible asset’s value over that asset’s useful life.  An example of an intangible asset would be leasehold improvements (changes we make to a store location to make the building setup consistent with a Michaels store layout). Depreciation, on the other hand, refers to the spreading of a tangible asset’s cost over that asset’s life, such as store fixtures or computer equipment.

EBITDA is intended to be a measure that is much more closely linked to the cash flow that the business generates from its operations – a measure of the profit and loss statement (P&L) based on the cash we take in each day (sales), less the ongoing cash we are spending (cost of sales and expenses).  Since EBITDA is a key measure common to all Michaels’ corporate bonus plans, everything you and your co-workers do to support the stores in driving sales and controlling your work expenses will help maximize your bonus potential!

INVENTORY CHARGE

The inventory charge is much like an “interest charge” to cover the cost of buying and holding inventory, and is subtracted from the EBITDA number in order to give us an incentive as a company to not over-buy inventory, since too much inventory takes cash away from the company’s ability to fund initiatives and pay down debt.  A percent charge per month on the cost of average monthly inventory the company carries of 12% per year is deducted from the EBITDA number.  The resulting EBITDA minus inventory charge is then used as the key corporate financial performance measure in your bonus plan and all other corporate bonus plans to promote alignment of goal achievement throughout our incentive plans.

MINIMUM COMPANY THRESHOLD PERFORMANCE

Before any Business Unit or Individual Performance portion can be earned, the actual results of the Corporate Financial Performance measure (Michaels Stores Inc. EBITDA minus inventory charge) must at least meet a minimum level of performance (“Threshold”) established by the Compensation Committee.

© 2008 MICHAELS STORES INC.	MSI CONFIDENTIAL

PERFORMANCE LEVELS AND BONUS PAYOUTS

For all company, business unit, and individual performance bonus plan measures, there are four major performance levels:  Below Threshold, Threshold, Target and Maximum.  Bonus payout percentages will be based upon the achieved level of performance for each of the participant’s bonus plan measures.  To determine the actual payout percent, each bonus measure’s performance must be calculated (percent achieved between Threshold and Target, or Target and Maximum), weighted, multiplied by the eligible base salary as of January 31, 2009, and adjusted for any applicable proration.

If the participant changes positions during the fiscal year, resulting in a change in bonus plan: 1) his/her base salary prior to the change will be used as the eligible base salary for his/her former position; and 2) he/she will have separate performance appraisal ratings – one for the former position and one for the current position – used in the calculation of his/her year end bonus. (Ratings will be determined by the appropriate supervisor – with the year end rating determining eligibility for merit increase consideration.)

The performance of each bonus measure is evaluated independently, and the achieved bonus percentage for each measure is added together to arrive at the percentage of total bonus achieved.  A bonus calculation worksheet will be provided to each participant.

SCALING OF PAYOUT PERCENTAGE

When performance falls at any point between the Threshold and Maximum goals, the participant’s bonus payout will be scaled according to the performance above or below the Target goal.  The bonus amount is scaled to the nearest hundredth of a percent when comparing plan to actual results.  All calculations will be rounded to the nearest hundredth.  The Individual Performance portion of the bonus has four bonus payout levels based upon the Annual FY 2008 Performance Appraisal Rating, and no scaling will be applied.  (“Needs Development” Performance Rating equals zero bonus for the performance component).

BONUS SCALING FORMULAS

The following formulas illustrate how bonus scaling is applied in calculating the Actual Bonus percentages achieved for the corporate and any business unit financial measure:

Scenario 1: Actual performance is above target goal:

Scenario 2: Actual performance is below target goal:

Note: Wtd = Weighted; PLAN = Target

ELIGIBILITY

To be eligible for a bonus under the Fiscal Year 2008 Bonus Plan, the participant must meet all of the eligibility factors:

•      The Fiscal Year bonus eligibility dates begin on February 3, 2008, and conclude on January 31, 2009.  If an associate is not employed in a bonus eligible position at the beginning of the fiscal year, February 3, 2008, but assumes a bonus eligible position on or before November 15, 2008, he/she will be eligible to earn a prorated bonus based upon the number of full months that he/she was in the bonus eligible position.  Individuals who assume a bonus eligible position on or before the 15th of the month will receive credit for that entire month.  Individuals who assume such a position after the 15th will not receive credit for that month.  Individuals who change positions during the fiscal year will receive credit for bonus calculation purposes based upon the bonus level of the position he/she is in on the 15th of the month, in accordance with the bonus plan for the credited position.

•      An associate must have worked for at least three months in a bonus eligible position in Fiscal Year 2008.

•      Bonus eligible positions are defined as any regular full-time associates in one of the following store or corporate positions:

Store Positions	Corporate Positions
Store Manager and Assistant Manager (excludes MITs)

Corporate Manager through Executive Committee Member or FY08 MIK Power eligible associates (Includes Artistree and Aaron Brothers)

Distribution Center Coach, Manager, Assistant General Manager and General Manager

•      An associate must be employed in a bonus eligible position at the end of the fiscal year,

January 31, 2009, in order to be eligible to receive a bonus.  In the event an associate terminates employment between February 1, 2009 and the bonus check date, the individual Performance Appraisal portion of the associate’s bonus will be calculated based upon a rating of one level higher than Needs Development (i.e., “Mixed Performance”).  All bonus payments payable under this Bonus Plan will normally occur between April 1st and April 30th, following the end of the fiscal year, provided that all eligibility criteria as set forth in this bonus plan document are met.

•      If an associate is promoted or changes position during the fiscal year, the associate may be eligible for bonus earnings calculated using the number of full months in each position, the respective base salaries and performance ratings, and the applicable target bonus amount(s).

•      An associate is not eligible for a bonus under this Bonus Plan if the associate received a Performance Improvement Plan during Fiscal Year 2008 and the associate remains on the Performance Improvement Plan at the time of bonus payout (check date).

HOW A BONUS IS EARNED

In order to earn a bonus under this Fiscal Year 2008 Bonus Plan, the associate must first satisfy all of the requirements in the Eligibility section of the Bonus Plan.  In addition, and to the extent allowed by applicable law, the associate will not earn, and no bonus will be paid, unless the associate is employed in a bonus eligible position at the end of the fiscal year, January 31, 2009.

The Company anticipates that this Bonus Plan will be part of an ongoing bonus program, but the Company does not guarantee that the program will in fact continue for future periods or that the terms, amounts or measures of the program will not change.  To the extent allowed by law, Michaels Stores, Inc. reserves the right to change or cancel any portion(s) of this Bonus Plan for any reason. This Bonus Plan does not constitute a contract or other agreement concerning the duration of any associate’s employment. To the extent allowed by law, the employment relationship remains “at will” and may be terminated at any time, with or without cause.  This Bonus Plan shall be administered by the Compensation Committee of the Board of Directors, in its sole discretion.